Exhibit 1 - Press release




NEWS RELEASE

     ePHONE and Champion Teleport, affiliate of AlphaStar, Agree to Merge to Provide VoIP Via Satellite and Wireless Broadband Solutions

      - ePHONE Secures Bridge Financing as Part the Intended Transaction -

HERNDON, Va. - May 9, 2003 - ePHONE Telecom, Inc. (OTCBB: EPHO), a global Internet telephony services provider for businesses and individuals, and Champion Teleport, a unique satellite teleport affiliate of AlphaStar International, a satellite broadband and broadcasting company, today announced their intention to merge. The newly merged company will focus on the growing global markets in broadband and VoIP services, and the introduction of VoIP to broadband wireless and Wi-Fi providers via satellites.

The merger between ePHONE and Champion Teleport will create a new broadband network with global coverage. It will also strengthen both companies existing offerings and enable the introduction of new services. Further, ePhone and Champion Teleport believe that the combined company will be well positioned to consolidate the rapidly growing and highly fragmented wireless broadband and packet-voice markets, which include of 1,800 wireless ISPs (WISPs) in the US alone.

Mahmoud Wahba, President of Champion Teleport, indicated, "by combining our companies, we can deliver broadband telephony services to the wireless and Wi-Fi providers as well as other carriers especially in those hard-to-wire, remote and rural areas in the U.S. and the rest of world, a very exciting prospect."

Carmine Taglialatela, Jr., President and CEO of ePHONE Telecom added "We believe that this merged Company will provide tremendous value to our customers and address an exciting market opportunity. Adding VoIP to the existing satellite capabilities is the next level of convergence in the industry."

The proposed merger is subject to a fairness opinion and the completion of due diligence by both parties. In anticipation of the proposed transaction, Champion Teleport has arranged bridge financing for ePHONE Telecom.

On May 9, 2003, ePhone filed a Form 8-K with the Securities and Exchange Commission describing the terms of this transaction in more detail.

About Champion Teleport Inc.

Champion Teleport, based in Oxford, CT owns a unique facility with satellite coverage of the US, Canada, Latin America, Europe, Middle-East and Africa .The teleport is equipped to provide Direct To Home (DTH) satellite TV and was upgraded to provide satellite broadband backbone to internet providers. The teleport is also a hub for fiber and landline connectivity to the internet. Champion Teleport is an affiliate of AlphaStar International. AlphaStar used Champion Teleport to by-pass legacy telco's fiber networks by deploying a hybrid broadband network combining satellite as the backbone and Wi-Fi and WILL as the last mile access to residential and business customers. To view the Champion Teleport please visit the AlphaStar website at www.AlphaStar.com.

About ePHONE Telecom

ePHONE Telecom provides next-generation, voice and data communication solutions to businesses and residential customers worldwide. The Company provides a growing suite of innovative retail products and services including branded and private label pre-paid calling cards, pre-paid domestic calling plans and leading edge 1+ pre-paid services as well as wholesale (carrier-to-carrier) solutions. ePHONE's retail products can provide consumers dramatic savings of 50% to 70% versus traditional providers. ePHONE delivers these services via a high-quality, scaleable, Tier-1 grade, Cisco-based VoIP network supported by a network-operating center in Herndon, VA. The Company is focused on expanding its points-of-presence on a global basis to support every existing and emerging telephony protocol. For more information on ePHONE Telecom and its products and services please visit www.ePHONEtelecom.com.

For investor information Contact
Philip Williams and Flora Wood
Investor Relations
1-866-825-3405
info@ePHONEtelecom.com


FORWARD-LOOKING-STATEMENT
With the exception of the historical information contained in this document the matters described herein contain forward looking statements that involve risks and uncertainties that may individually or in the aggregate impact the matters herein described. Such risks and uncertainties include but are not limited to, changing economic conditions generally and in the telecommunications industry, trends in the development of the Internet as a commercial medium and carrier of telephony traffic, market acceptance risks, technological development risks, seasonality and other factors, some of which are described in our reports filed with the SEC.